Exhibit 3.1

STATE OF SOUTH CAROLINA
SECRETARY OF STATE
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
(Re: Authorized Shares of Common Stock)

COMMUNITY CAPITAL CORPORATION

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is Community Capital Corporation.

2.	Date of Incorporation: April 8, 1988.

3.	The name and address of the registered agent of the corporation is:

William G. Stevens
109 Montague Street
Greenwood, South Carolina 29646

4.	The corporation adopted the following amendments of its Articles of Incorporation:

The initial paragraph of Article SIX shall be deleted and replaced in its entirety by the following:

“The corporation shall have the authority to be exercised by the Board of Directors to issue a total of 22,000,000 shares of all classes of stock, which shall consist of not more than 20,000,000 shares of common voting stock of $1.00 par value (the “Common Stock”) and 2,000,000 shares of a special class of stock of $1.00 par value (the “Special Stock”), which shall be designated as the Board of Directors may determine, and which may be issued in a series by the Board of Directors.  Preferences, limitations and relative rights with respect to the shares of each class of stock of the corporation shall be as hereinafter set forth.”

5.	The amendment was adopted at a special meeting of shareholders on August 5, 2009.

At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed Shares Cast (a)
				For	Against
Common Stock	4,527,304	4,527,304	3,943,246	3,570,176	331,516
 (a) 41,554 shares abstained.

6.	These Articles of Amendment shall be effective upon filing.

DATE: August 5, 2009	COMMUNITY CAPITAL CORPORATION

	By:	/s/ William G. Stevens
	Name: Its:	William G. Stevens President and Chief Executive Officer